PROSPECTUS SUPPLEMENT	EXHIBIT 99.2
(To Prospectus dated March 15, 2011)	REGISTRATION NO. 333-44286

EUROPE 2001 HOLDRS TRUST
AMENDMENT NO. 1 TO THE DEPOSITARY TRUST AGREEMENT

AMENDMENT NO. 1 TO THE DEPOSITARY TRUST AGREEMENT (this “Amendment”), dated as of August 11, 2011, between Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor (the “Initial Depositor”), and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), all Depositors and all Owners and Beneficial Owners from time to time of Depositary Trust Receipts issued under the Depositary Trust Agreement referred to below.

WITNESSETH:

WHEREAS, the Initial Depositor and the Trustee wish to amend the Depositary Trust Agreement, dated as of January 4, 2001 (the “Depositary Trust Agreement”), which incorporates the Standard Terms for Depositary Trust Agreements, dated as of September 2, 1999 (the “Standard Terms”), as amended, between the Initial Depositor and the Trustee to provide for an additional early termination event under Article 6 of the Standard Terms and to modify the provision relating to liquidation of the Trust property following termination.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment, the parties hereby agree as follows:

ARTICLE I

AMENDMENT

Section 1.1  A new Section 4 is hereby added to the Depositary Trust Agreement as follows:

Section 4. Early Termination.  Notwithstanding Section 6.2 of the Standard Terms, the Trust shall terminate by the Trustee mailing notice of such termination to the Owners of all Receipts then outstanding at least 30 days prior to the date set for termination if the Initial Depositor notifies the Trustee of its decision to terminate the Trust.

Section 1.2  A new Section 5 is hereby added to the Depositary Trust Agreement as follows:

Section 5. Liquidation.  Section 6.2(b) of the Standard Terms is hereby modified to replace the reference to “expiration of one year following the date of termination” with “expiration of four months following the date of termination.”

ARTICLE II

MISCELLANEOUS

Section 2.1  Unless otherwise defined herein, all defined terms have the meanings ascribed thereto in the Standard Terms.

Section 2.2  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.  Copies of this Amendment, the Standard Terms and the Depositary Trust Agreement shall be filed with the Trustee and shall be open to inspection by any Owner of a Receipt during business hours.

Section 2.3  This Amendment shall be interpreted and all rights hereunder and provisions hereof shall be governed by the substantive laws (but not the choice of law rules) of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of New York Mellon have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first set forth above.

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Liam B. O’Neil
Liam B. O’Neil
Attorney-in-Fact and Managing Director, Head of Market Linked Solutions

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Joanne DiGiovanni Hawke
Joanne DiGiovanni Hawke
Managing Director